Exhibit 99

TI reports 2Q15 financial results and shareholder returns

Conference call on TI website at 4:30 p.m. Central time today

www.ti.com/ir

DALLAS (July 22, 2015) – Texas Instruments Incorporated (TI) (NASDAQ: TXN) today reported second-quarter revenue of $3.23 billion, net income of $696 million and earnings per share of 65 cents.

Regarding the company’s performance and returns to shareholders, Rich Templeton, TI’s chairman, president and CEO, made the following comments:

•	“Revenue declined 2 percent year over year, inclusive of notably weak demand in communications equipment and continued strong demand in automotive.
•

“Even so, our core businesses of Analog and Embedded Processing, together, grew slightly year over year and comprised 85 percent of second-quarter revenue. Analog delivered its eighth consecutive quarter of year-over-year growth.

•	“Gross margin of 58.2 percent was up 1 percentage point from a year ago, reflecting the diversity and longevity of our product portfolio, as well as the efficiency of our manufacturing strategy.
•

“Our cash flow from operations once again underscored the strength of our business model.  Free cash flow for the trailing 12 months was up 13 percent from a year ago to $3.6 billion, or 27 percent of revenue. This represents an increase of 2 percentage points from a year ago and is consistent with our targeted range of 20-30 percent of revenue.

•	“We returned $4.1 billion to shareholders in the past 12 months through stock repurchases and dividends.
•

“Our strategy to return to shareholders 100 percent of free cash flow plus proceeds from exercises of equity compensation minus net debt retirement reflects our confidence in the long-term sustainability of our business model.

•

“Our balance sheet remains strong with $3.3 billion of cash and short-term investments at the end of the quarter, 82 percent of which was owned by the company’s U.S. entities. Inventory ended the quarter at 126 days.

•

“While strength in demand varies by end markets, our market in total is expected to be weaker year over year in the third quarter than it was in the second. Consistent with this view, TI’s outlook is for revenue in the range of $3.15 billion to $3.41 billion, and earnings per share between 62 and 72 cents. For the year 2015, TI’s annual effective tax rate is expected to be about 30 percent, unchanged from previous guidance.”

Free cash flow is a non-GAAP financial measure. Free cash flow is cash flow from operations less capital expenditures.

Earnings summary

Amounts are in millions of dollars, except per-share amounts.

	2Q15	2Q14	Change
Revenue	$3,232	$3,292	-2%
Operating profit	$1,010	$982	3%
Net income	$696	$683	2%
Earnings per share	$0.65	$0.62	5%

Cash generation

Amounts are in millions of dollars.

		Trailing 12 Months
	2Q15	2Q15	2Q14	Change
Cash flow from operations	$820	$4,084	$3,587	14%
Capital expenditures	$125	$476	$388	23%
Free cash flow	$695	$3,608	$3,199	13%
Free cash flow % of revenue		27%	25%

Capital expenditures for the past 12 months were 4 percent of revenue. The company’s long-term expectation is about 4 percent.

Cash return

Amounts are in millions of dollars.

		Trailing 12 Months
	2Q15	2Q15	2Q14	Change
Dividends paid	$354	$1,385	$1,282	8%
Stock repurchases	$654	$2,692	$2,931	-8%
Total cash returned	$1,008	$4,077	$4,213	-3%

The company’s targeted cash return is 100 percent of free cash flow plus proceeds from exercises of equity compensation minus net debt retirement.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Statements of Income

(Millions of dollars, except share and per-share amounts)

	For Three Months Ended
	June 30,
	2015	2014
Revenue	$3,232	$3,292
Cost of revenue (COR)	1,351	1,411
Gross profit	1,881	1,881
Research and development (R&D)	320	349
Selling, general and administrative (SG&A)	470	472
Acquisition charges	82	82
Restructuring charges/other	(1)	(4)
Operating profit	1,010	982
Other income (expense), net (OI&E)	3	3
Interest and debt expense	24	24
Income before income taxes	989	961
Provision for income taxes	293	278
Net income	$696	$683
Diluted earnings per common share	$.65	$.62
Average diluted shares outstanding (millions)	1,051	1,086
Cash dividends declared per common share	$.34	$.30

As a result of accounting rule ASC 260, which requires a portion of Net income to be allocated to unvested restricted stock units (RSUs) on which we pay dividend equivalents, diluted EPS is calculated using the following:

Net income	$696	$683
Income allocated to RSUs	(10)	(10)
Income allocated to common stock for diluted EPS	$686	$673

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Balance Sheets

(Millions of dollars, except share amounts)

	June 30,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$1,184	$1,216
Short-term investments	2,122	1,588
Accounts receivable, net of allowances of ($17) and ($14)	1,434	1,527
Raw materials	112	93
Work in process	940	894
Finished goods	833	757
Inventories	1,885	1,744
Deferred income taxes	347	389
Prepaid expenses and other current assets	1,088	992
Total current assets	8,060	7,456
Property, plant and equipment at cost	6,097	6,452
Accumulated depreciation	(3,412)	(3,408)
Property, plant and equipment, net	2,685	3,044
Long-term investments	228	219
Goodwill, net	4,362	4,362
Acquisition-related intangibles, net	1,742	2,062
Deferred income taxes	169	194
Capitalized software licenses, net	63	101
Overfunded retirement plans	127	126
Other assets	96	246
Total assets	$17,532	$17,810
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$1,750	$254
Accounts payable	417	402
Accrued compensation	481	484
Income taxes payable	117	109
Deferred income taxes	3	2
Accrued expenses and other liabilities	425	552
Total current liabilities	3,193	1,803
Long-term debt	3,134	4,394
Underfunded retirement plans	254	224
Deferred income taxes	355	484
Deferred credits and other liabilities	391	439
Total liabilities	7,327	7,344
Stockholders’ equity:
Preferred stock, $25 par value. Authorized – 10,000,000 shares.
Participating cumulative preferred. None issued.	—	—
Common stock, $1 par value. Authorized – 2,400,000,000 shares.
Shares issued – 1,740,815,939	1,741	1,741
Paid-in capital	1,504	1,273
Retained earnings	30,286	28,686
Treasury common stock at cost.
Shares: June 30, 2015 – 706,714,155; June 30, 2014 – 673,260,360	(22,812)	(20,722)
Accumulated other comprehensive income (loss), net of taxes (AOCI)	(514)	(512)
Total stockholders’ equity	10,205	10,466
Total liabilities and stockholders’ equity	$17,532	$17,810

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Millions of dollars)

	For Three Months Ended
	June 30,
	2015	2014
Cash flows from operating activities
Net income	$696	$683
Adjustments to Net income:
Depreciation	198	213
Amortization of acquisition-related intangibles	80	80
Amortization of capitalized software	13	14
Stock-based compensation	84	77
Gains on sales of assets	(2)	(2)
Deferred income taxes	(57)	(57)
Increase (decrease) from changes in:
Accounts receivable	(40)	(165)
Inventories	(41)	(30)
Prepaid expenses and other current assets	(5)	14
Accounts payable and accrued expenses	(34)	(59)
Accrued compensation	125	113
Income taxes payable	(225)	(128)
Changes in funded status of retirement plans	22	19
Other	6	3
Cash flows from operating activities	820	775

Cash flows from investing activities
Capital expenditures	(125)	(80)
Proceeds from asset sales	9	3
Purchases of short-term investments	(919)	(415)
Proceeds from short-term investments	860	1,294
Other	1	—
Cash flows from investing activities	(174)	802

Cash flows from financing activities
Proceeds from issuance of long-term debt	498	—
Repayment of debt	(250)	(1,000)
Dividends paid	(354)	(323)
Stock repurchases	(654)	(743)
Proceeds from common stock transactions	51	125
Excess tax benefit from share-based payments	8	15
Other	(3)	—
Cash flows from financing activities	(704)	(1,926)

Net change in Cash and cash equivalents	(58)	(349)
Cash and cash equivalents at beginning of period	1,242	1,565
Cash and cash equivalents at end of period	$1,184	$1,216

2Q15 segment results

	2Q15	2Q14	Change
Analog:
Revenue	$2,049	$1,995	3%
Operating profit	$728	$664	10%
Embedded Processing:
Revenue	$690	$703	-2%
Operating profit	$135	$104	30%
Other:
Revenue	$493	$594	-17%
Operating profit*	$147	$214	-31%

* Includes Acquisition charges and Restructuring charges/other.

Compared with the year-ago quarter:

Analog:  (includes High Volume Analog & Logic, Power Management, High Performance Analog and Silicon Valley Analog)

•	Revenue increased due to High Volume Analog & Logic. Power Management also grew, Silicon Valley Analog was even and High Performance Analog declined.
•	Operating profit increased primarily due to higher revenue and associated gross profit.

Embedded Processing: (includes Processor, Microcontrollers and Connectivity)

•	Revenue decreased due to Processor. Connectivity and Microcontrollers grew.
•	Operating profit increased due to lower operating expenses.

Other:  (includes DLP® products, custom ASIC products, calculators and royalties)

•	Revenue declined due to custom ASIC products. DLP products also declined, while calculators grew.
•	Operating profit decreased due to lower revenue and associated gross profit.

Non-GAAP financial information

Free cash flow and associated ratios

This release includes references to free cash flow and ratios based on that measure. These are financial measures that were not prepared in accordance with GAAP. Free cash flow was calculated by subtracting Capital expenditures from the most directly comparable GAAP measure, Cash flows from operating activities (also referred to as cash flow from operations).

The company believes that free cash flow and the associated ratios provide insight into its liquidity, its cash-generating capability and the amount of cash potentially available to return to investors, as well as insight into its financial performance. These non-GAAP measures are supplemental to the comparable GAAP measures.

Reconciliation to the most directly comparable GAAP-based measures is provided in the table below.

	For 12 Months Ended
	June 30,
	2015	2014	Change
Cash flow from operations (GAAP)	$4,084	$3,587	14%
Capital expenditures	(476)	(388)
Free cash flow (non-GAAP)	$3,608	$3,199	13%

Revenue	$13,152	$12,547

Cash flow from operations as a percent of revenue (GAAP)	31%	29%
Free cash flow as a percent of revenue (non-GAAP)	27%	25%

# # #

Notice regarding forward-looking statements

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements herein that describe TI’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or its management:

•	Market demand for semiconductors, particularly in markets such as personal electronics and communications equipment;
•

TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;
•	TI’s ability to compete in products and prices in an intensely competitive industry;
•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;
•	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;
•

Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation, communications and information technology networks and fluctuations in foreign currency exchange rates;

•	Natural events such as health epidemics, severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;
•	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;
•

Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•

Compliance with or changes in the complex laws, rules and regulations to which TI is or may become subject, or actions of enforcement authorities, that restrict our ability to manufacture our products or operate our business, or subject us to fines, penalties, or other legal liability;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
•	Financial difficulties of our distributors or their promotion of competing product lines to TI’s detriment;
•	A loss suffered by a customer or distributor of TI with respect to TI-consigned inventory;
•	Customer demand that differs from our forecasts;
•	The financial impact of inadequate or excess TI inventory that results from demand that differs from projections;
•	Impairments of our non-financial assets;
•	Product liability or warranty claims, claims based on epidemic or delivery failure, recalls by TI customers for a product containing a TI part or other legal proceedings;
•	TI’s ability to recruit and retain skilled personnel;
•	Timely implementation of new manufacturing technologies and installation of manufacturing equipment, and the ability to obtain needed third-party foundry and assembly/test subcontract services;
•	TI’s obligation to make principal and interest payments on its debt;
•

TI’s ability to successfully integrate and realize opportunities for growth from acquisitions, and our ability to realize our expectations regarding the amount and timing of restructuring charges and associated cost savings; and

•	Breaches of our information technology systems or those of our customers or suppliers.

For a more detailed discussion of these factors, see the Risk Factors discussion in Item 1A of TI’s Form 10-K for the year ended December 31, 2014. The forward-looking statements included in this release are made only as of the date of this release. TI undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or risks. If we do update any forward-looking statement, you should not infer that we will make additional updates with respect to that statement or any other forward-looking statement.

About Texas Instruments

Texas Instruments Incorporated (TI) is a global semiconductor design and manufacturing company that develops analog ICs and embedded processors. By employing the world’s brightest minds, TI creates innovations that shape the future of technology. TI is helping more than 100,000 customers transform the future, today. Learn more at www.ti.com.

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